Exhibit (k)(3)

AMENDED AND RESTATED

ADMINISTRATIVE SERVICES AGREEMENT

FOR TIAA SEPARATE ACCOUNT VA-1

This AGREEMENT (the “Agreement”), originally made on September 15, 1994, as amended August 1, 1995 and June 1, 2005, and amended and restated as of May 1, 2026, is hereby entered into by and between TIAA Separate Account VA-1 (“VA-1”), an insurance separate account of Teachers Insurance and Annuity Association of America (“TIAA”), established pursuant to Section 4240 of the New York State Insurance Law (“NYSIL”) and registered as an open-end management investment company on Form N-3 with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and TIAA, a New York life insurance corporation.

RECITALS:

WHEREAS, TIAA has established VA-1 to segregate assets funding the variable benefits provided by the Teachers Personal Annuity, an individual, flexible premium, deferred annuity, as well as by other contracts that may be offered by TIAA in the future; and

WHEREAS, VA-1 currently consists of a single investment portfolio, the Stock Index Account (the “Account”) and may consist of additional investment portfolios in the future (collectively, the “Accounts”);

WHEREAS, the assets of VA-1 are insulated and held separately from the other assets of TIAA; and

WHEREAS, the management committee of VA-1 (the “Management Committee”) desires to retain TIAA to render administrative services to VA-1 in the manner and on the terms set forth herein; and

WHEREAS, TIAA is willing to provide administrative services to VA-1 in the manner and on the terms set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, TIAA and VA-1 hereby agree as follows:

1.	Administrative Services

(a) Subject to the supervision, direction and control of the Management Committee and the provisions of VA-1’s current plan of operation on file with the New York Department of Financial Services (“NYDFS”), TIAA shall, directly or through its agents, perform, or cause to be performed, in accordance with VA-1’s current prospectus, all administrative services in relation to the operation of VA-1 and the Account and the administration of all or any portion of any annuity contracts issued by TIAA that are funded by or through VA-1 (the “Contracts”) (such services are collectively referred to herein as the “Administrative Services”). Administrative Services do not include investment management, distribution, or other services that are provided or required to be provided under, and as defined in, that certain (i) Investment Management Agreement dated September 15, 1994 by and among TIAA, VA-1, and Teachers Advisors, Inc., as amended as of May 1, 2016, or any amendment or successor agreement thereto (collectively, the “Investment Management Agreement”), or (ii) Distribution Agreement dated September 15, 1994 by and among TIAA, VA-1, and Teachers Personal Investors Services, Inc. (“TPIS”), as amended on August 1, 1995, November 3, 1997, October 19, 2004, and as assigned on May 1, 2013 by TPIS to TIAA-CREF Individual & Institutional Services, LLC, and amended on May 1, 2016, or any amendment or successor agreement thereto (collectively, the “Distribution Agreement”). In addition, Administrative Services do not include any activities or services that are primarily intended to result in the sale of Contracts or interests in the Account (“Distribution-Related Services”).

(b) Administrative Services for VA-1 accumulation and annuity units (each, a “Unit” and collectively, the “Units”) of beneficial interest in the Account include, but are not limited to, the services set forth on Schedule A hereto, as amended from time to time. TIAA and VA-1 acknowledge that the list of Administrative Services set forth in Schedule A to be provided by TIAA does not detail all the services TIAA is expected to provide for VA-1 and is intended only to identify and provide a summary description of certain of the Administrative Services. The descriptions in Schedule A are not intended to be a complete recitation of every aspect of the listed Administrative Services with respect to Units. Moreover, the absence of a service from the list in Schedule A shall not be an indication of whether the service constitutes an Administrative Service. TIAA may provide or be requested to provide services to VA-1 in addition to those listed on Schedule A. TIAA is expected to assist, generally, in all aspects of VA-1’s operations, except to the extent such assistance is required to be provided by a broker-dealer, investment adviser, or other party pursuant to applicable law, regulation, rule or agreement(s) with VA-1 or is properly considered to be a Distribution-Related Service.

(c) Nothing herein shall be construed to restrict VA-1’s right, at its own expense, to contract for services to be performed by third parties. TIAA may also subcontract or delegate its responsibilities under this Agreement to a third party. TIAA shall retain control and responsibility for any functions that it may subcontract or delegate to other parties in connection with services rendered pursuant to this Agreement.

2.	Books and Records; Responses to Requests by Regulators

(a)  Maintenance of Books and Records

TIAA will maintain all general accounting records required for VA-1, to the extent not maintained or required to be maintained by VA-1’s custodians, fund accountant or investment manager. All books and records that TIAA maintains for VA-1 shall remain VA-1’s property, and, in the event of termination of this Agreement for any reason, TIAA agrees, upon request of VA-1, promptly and free from any claim or retention of rights by TIAA, to make copies thereof available to VA-1 or other persons reasonably designated by VA-1. TIAA also agrees, upon request of VA-1, promptly to surrender such books and records to VA-1 or to make copies thereof available to VA-1 or to make such books and records available for inspection by representatives of regulatory authorities or other persons reasonably designated by VA-1. TIAA further agrees to maintain, prepare, and preserve such books and records in accordance with the 1940 Act and rules thereunder, including but not limited to, Rules 31a-1, 31a-2 and 31a-4.

The records maintained for VA-1 hereunder by TIAA shall include records showing for the account of the investors or owners of the Contracts (each, a “Contract Owner” and collectively, the “Contract Owners”) the following: (i) name, address, and tax identifying number (if required by law or regulation); (ii) number of Units held in the Account; (iii) historical information regarding the account of each Contract Owner, including the date, Account, and price for all transactions; (iv) any stop or restraining order placed against the account; (v) any correspondence relating to the current maintenance of the account; (vi) any other information required in order for TIAA to perform the calculations contemplated or required by this Agreement; and (vii) such other records that the Management Committee may from time to time reasonably request or as may be necessary for the operation of VA-1 and compliance with any applicable law or regulation.

(b)  Responses to Regulatory Inspections and Requests

TIAA shall submit to all regulatory and administrative bodies having jurisdiction over the present and future operations of VA-1 or the Account, any information, reports or other material that any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations. Without limiting the generality of the foregoing, TIAA shall furnish the SEC, the Secretary of State of the State of New York, and the Superintendent of NYDFS with any information or reports that the SEC, the Secretary of State and the Superintendent of NYDFS may request in order to ascertain whether the operations of VA-1 are being conducted in a manner consistent with any applicable laws or regulations.

3.  Expenses. TIAA shall be responsible for all expenses related to furnishing or performing Administrative Services for VA-1 and with respect to the Contracts, which expenses shall include, but not be limited to, the following:

(a) all expenses, incidental and otherwise, associated with preparing and filing with appropriate state, federal, local, or foreign governments or agencies all tax returns, including the expenses associated with any mailings to Contract Owners with respect to such returns;

(b) fees and expenses incurred in the registration or qualification (and maintaining said registration or qualification) of VA-1 and Units therein under federal or state securities laws, if deemed applicable, including all fees and expenses incurred in connection with the preparation and filing of VA-1’s registration statement (including each pre-effective and post-effective amendment thereto), each prospectus (including any preliminary and each definitive prospectus and any sticker or supplement thereto), and each statement of additional information;

(c) fees and expenses incurred in the registration, qualification, or approval (and maintaining said registration, qualification, or approval) of the Contracts for offer and sale under the securities or insurance laws of any state;

(d) registration and filing fees for the Contracts payable to the SEC and any state;

(e) costs and expenses of the preparation, servicing and administration of the Contracts;

(f) compensation paid to members of the Management Committee who are not “interested persons” of VA-1 within the meaning of the 1940 Act, and travel expenses paid to all members of the Management Committee;

(g) any extraordinary or non-recurring expenses (such as legal claims and liabilities, and litigation costs and indemnification related thereto);

(h) costs of printing and distributing, to current Contract Owners, Contract Owner reports, proxy statements, prospectuses and statements of additional information, and any stickers and supplements thereto, and otherwise communicating with Contract Owners;

(i) costs and all incidental expenses associated with conducting any meetings of the Management Committee and proxy or other meetings of the Contract Owners;

(j) the cost of the fidelity bond required by Rule 17g-1 of the 1940 Act, any other fidelity bond covering VA-1, and any errors and omissions insurance or other liability insurance covering VA-1 and/or its officers, members of the Management Committee, and its personnel; and

(k) the charges and expenses of the independent accountants and outside legal counsel retained with respect to VA-1 other than for matters related to its investment activities, the charges and expenses of any independent proxy solicitation firm retained byVA-1 to solicit votes from Contract Owners with respect to Units, and the charges and expenses of any trade association fees.

4.	Compensation of TIAA

For the services to be rendered, the facilities furnished, and the expenses assumed by TIAA pursuant to this Agreement, VA-1shall pay to TIAA on each Valuation Day (as that term is defined in the Registration Statement), a fee based on an annual rate of twenty-one-hundredths of one percent (0.20%) of the net assets of the Account.

5.	Compliance with Rule 38a-1

(a) Written compliance policies and procedures. TIAA shall provide VA-1 with its written compliance policies and procedures as required by Rule 38a-1 under the 1940 Act (“Rule 38a-1 policies and procedures”) for the approval by the Management Committee. TIAA’s Rule 38a-1 policies and procedures shall be reasonably designed to prevent, detect, and correct any material violations by VA-1 or TIAA of the federal securities laws as defined in Rule 38a-1, and which include the 1933 Act, the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act (relating to privacy regulation), any SEC rules adopted under any of these statutes, the Bank Secrecy Act as it applies to registered investment company operations (anti-money laundering), and any rules adopted thereunder by the SEC or the U.S. Department of the Treasury (collectively, the “Federal Securities Laws”).

(b) Notice of Material Changes. TIAA will promptly provide VA-1’s Chief Compliance Officer with any material changes that have been made to TIAA’s Rule 38a-1 policies and procedures.

(c) CCO Annual Compliance Review. TIAA agrees to cooperate with VA-1 in the annual review of TIAA’s Rule 38a- 1 policies and procedures conducted by the Chief Compliance Officer of VA-1 to determine the adequacy of TIAA’s Rule 38a-1 policies and procedures and the effectiveness of their implementation (the “Annual Review”). TIAA also agrees to cooperate with VA-1 in any interim reviews of TIAA’s Rule 38a-1 policies and procedures to determine their adequacy and the effectiveness of their implementation in response to significant compliance events, changes in business arrangements, and/or regulatory developments. Such cooperation includes, without limitation, furnishing such certifications, subcertifications, and documentation as VA-1’s Chief Compliance Officer shall reasonably request from time to time and implementing changes to TIAA’s Rule 38a-1 policies and procedures satisfactory to VA-1’s Chief Compliance Officer.

(d) Access to Personnel. TIAA will provide VA-1 with ongoing, direct, and immediate access to TIAA’s compliance personnel and shall cooperate with VA-1’s Chief Compliance Officer in carrying out VA-1’s obligations under Rule 38a-1 to oversee the compliance program of TIAA.

(e) Notice of Material Compliance Matters. TIAA will promptly notify VA-1 in the event that a Material Compliance Matter (as defined below) occurs with respect to TIAA’s Rule 38a-1 policies and procedures, and will cooperate with VA-1 in providing VA-1 with periodic and special reports in the event any Material Compliance Matter occurs. A “Material Compliance Matter” has the same meaning as the term defined in Rule 38a-1, and includes any compliance matters that involves: (1) a violation of the Federal Securities Laws by TIAA (or its officers, directors, employees, or agents); (2) a violation of TIAA’s Rule 38a-1 policies and procedures; or (3) a weakness in the design or implementation of TIAA’s Rule 38a-1 policies and procedures.

(f) Noninterference. TIAA (and anyone acting under the direction of TIAA) will refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence VA-1’s Chief Compliance Officer in the performance of her or his responsibilities under Rule 38a-1.

6.	Anti-Money Laundering Delegation

(a) Subject to ongoing oversight by the Management Committee, VA-1 hereby delegates to TIAA those aspects of VA-1’s anti-money laundering program (the “Anti-Money Laundering Program”) that are set forth on Schedule B, attached hereto. The duties set forth on Schedule B may be amended, from time to time, by mutual agreement of the parties upon the execution by both parties of a revised Schedule B bearing a later date than the date hereof.

(b) TIAA agrees to perform such duties subject to and in accordance with the terms and conditions of this Agreement.

(c) In connection with the performance by TIAA of the above-delegated duties, TIAA understands and acknowledges that VA-1 generally remains responsible for assuring compliance with the USA PATRIOT Act, the Bank Secrecy Act, and their implementing regulations as to its Contract Owners and that the records TIAA maintains for VA-1 relating to the Anti-Money Laundering Program may be subject, from time to time, to examination and/or inspection by federal and state regulators in order that they may evaluate such compliance. TIAA hereby consents to such examinations and/or inspections and to examinations and/or inspections by VA-1 or its designees with respect to anti-money laundering, and agrees to cooperate with such federal or state examiners or VA-1 in connection with any such review. For purposes of such examinations and/or inspections, TIAA will use its best efforts to make available, during normal business hours, all required records and information for review by such examiners.

(d) VA-1 acknowledges and agrees that in accepting the delegation in this Section, TIAA is agreeing to perform only those aspects of the Anti-Money Laundering Program that have been expressly delegated hereby and is not undertaking and shall not be responsible for any other aspect of the Anti-Money Laundering Program.

7.	Investigation; Proceedings; Complaints

(a) Cooperation. VA-1 and TIAA agree to cooperate fully in: (i) any insurance or securities regulatory inspection, inquiry, investigation, or proceeding or any judicial proceeding with respect to VA-1 or TIAA, their affiliates and their representatives and (ii) any other governmental or regulatory inspection, inquiry, investigation, or proceeding or any judicial proceeding (including inquiries from the U.S. Department of Labor and Internal Revenue Service) with respect to VA-1 or TIAA, their affiliates and their representatives, to the extent that such inspection, inquiry, investigation or proceeding is in connection with the provision of the Administrative Services.

(b) Notice. VA-1 and TIAA each agree to notify the other party promptly of any customer complaint or notice of any regulatory investigation or proceeding received in connection with the provision of the Administrative Services. In the case of a customer complaint, VA-1 and TIAA will cooperate in investigating such complaint and VA-1 and TIAA will seek to agree upon a mutually satisfactory response to the customer and any regulatory body.

8.	Non-Exclusivity

(a) Ability to use service providers. TIAA is authorized to enter into separate written agreements on such terms and conditions as TIAA determines are not inconsistent with this Agreement with such other entities that agree to perform some or all of the Administrative Services; provided, however, that (i) TIAA will only enter into written agreements with entities that are properly licensed or registered to perform the Administrative Services, to the extent such licensure or registration is required and (ii) TIAA remains responsible for its obligations under this Agreement and retains supervisory responsibility to the extent required under the Federal Securities Laws and any state securities or insurance laws.

(b) Other Products and Services. VA-1 and TIAA agree that the services to be provided by TIAA under this Agreement are not to be deemed exclusive and TIAA is free to provide administrative and other services to affiliated and non-affiliated entities including to its own separate accounts, investment companies managed or distributed by TIAA’s affiliates (including TIAA-CREF Trust Company, FSB) and TIAA’s investment adviser and broker-dealer subsidiaries. This Agreement will not in any way restrict TIAA or its subsidiaries and affiliates from offering any product or service to any customer or potential customer.

(c) Independent Contractor and Control. TIAA will, for all purposes under this Agreement, be deemed to be an independent contractor and will, unless otherwise provided or authorized, have no authority to act for or represent VA-1 in any way or otherwise be deemed an agent of VA-1 other than in furtherance of its duties, obligations and responsibilities as set forth in this Agreement or as may be required by NYSIL. The performance of the Administrative Services by TIAA pursuant to this Agreement will in no way impair the absolute control of the business and operations of TIAA by its Board of Trustees or VA-1 by its the Management Committee. The business and operations of VA-1 will at all times be subject to the direction and control of the Management Committee except as may otherwise be required under NYSIL.

9.	General Terms and Conditions

(a) Liability of TIAA

TIAA will not be liable for any error of judgment or mistake of law or for any loss suffered by VA-1 in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith, or negligence on the part of TIAA in the performance of its obligations and duties or from reckless disregard of its obligations and duties under this Agreement. VA-1 shall not be liable for any error of judgment or mistake of law, or for any loss suffered by TIAA in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or negligence on the part of VA-1 in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement. It is understood that Management Committee members, officers, and agents of VA-1 are or may become interested in TIAA as trustees, officers, agents, members, or otherwise, and that the trustees, officers, agents, and employees of TIAA may become similarly interested in VA-1; and that the existence of any such dual interest shall not affect the validity of this Agreement or any transaction hereunder except as provided in the plan of operation for VA-1 or the charter or bylaws of TIAA, or by the specific provisions of applicable law.

(b) Duration and Termination of the Agreement

This Agreement shall become effective as of the date first written above, and shall continue in effect unless terminated by either party on not less than 90 days prior written notice to the other party, subject to annual review by the Board as provided in paragraph (c) below. This Agreement will also terminate in the event that any Federal or state authority has enjoined or otherwise barred any party to this Agreement from performing any material aspect of this Agreement. Upon termination of this Agreement, all authorizations, rights and obligations will cease except the obligation to settle accounts under this Agreement and the agreements contained in Sections 2, 7, and 9(a) hereunder, this sentence, and Sections 3 and 4 as they relate to Administrative Services previously provided while this Agreement was in effect.

(c) Annual Approval of Independent Members of Management Committee

This Agreement shall continue in effect beyond the date hereof only if its continuance is approved annually by the Management Committee including a majority of the Management Committee who are not “interested persons” (as that term is defined in the 1940 Act) of any party to this Agreement (“Independent Members”).

(d) Modification and Amendment

This Agreement, including the Schedules hereto, may be amended, changed, waived, or discharged as mutually agreed upon in writing by the parties from time to time, provided, however, that any amendment of this Agreement shall not be effective until approved by the Management Committee, including a majority of the Independent Members.

(e) Further Actions

Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

(f) Governing Law

This Agreement shall be governed by, and its provisions shall be construed and interpreted in accordance with, the laws of the State of New York and the applicable provisions of the 1940 Act and rules thereunder or other federal laws and regulations which may be applicable, including such exemptions and other relief as the SEC, its staff, or other regulatory authorities may grant. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act and rules thereunder or other federal laws and regulations which may be applicable, the latter shall control.

(g) Counterparts

This Agreement may be executed in any number of counterparts (including electronic counterparts), each of which shall be deemed an original, and all of which, when taken together, shall be deemed one and the same original instrument.

(h) Notices

All notices and other communications provided for hereunder shall be delivered by hand or mailed first class, postage prepaid, addressed as follows:

If to TIAA: Teachers Insurance and Annuity

Association of America

730 Third Avenue

New York, New York 10017-3206

Attention: Chief Executive Officer

If to VA-1:  TIAA Separate Account VA-1

730 Third Avenue

New York, New York 10017-3206

Attention: Chief Executive Officer

or to such other address as TIAA or VA-1 shall designate by written notices to the other.

(i)  Miscellaneous. Captions in this Agreement are included for convenience or reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

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[Signature pages(s) follow]

[Signature page to Amended and Restated Administrative Services Agreement]

IN WITNESS WHEREOF, TIAA and VA-1 have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first above written.

TIAA SEPARATE ACCOUNT VA-1

Attest:

By:
Name:	Name:

Title:	Title:

TEACHERS INSURANCE AND
ANNUITY ASSOCIATION OF
AMERICA

Attest:

By:
Name:	Name:

Title:	Title:

Schedule A

List of Administrative Services for VA-1 Units

Pursuant to the terms of the Administrative Services Agreement by and between TIAA Separate Account VA-1 (“VA-1”) and Teachers Insurance and Annuity Association of America (“TIAA”) dated September 15, 1994, as amended August 1, 1995 and June 1, 2005, and as amended and restated as of May 1, 2026 (the “Agreement”), TIAA and VA-1 agree that TIAA shall provide the following Administrative Services for VA-1 Units:

(a)	Contract and Unit Issuance/Redemption and Contract Recordkeeping

(i) Daily AUV; Issuance of Units. TIAA shall compute the daily accumulation unit and annuity unit value (“AUV”) of the Account. TIAA shall also issue and record the issuance of accumulation and annuity Units of beneficial interest in the Account upon the receipt, directly or indirectly, of orders therefor. TIAA shall compute the number of Units issuable in the case of an order for a dollar amount of Units at the accumulation or annuity Unit value, as the case may be, for the Account as described in the then-current registration statement(s) for the Units (the “Registration Statement”). TIAA will take reasonable steps to ensure that the custodian of the Account receives all payments due VA-1 in consideration of the issuance of Units.

(ii) Redemption of Units. TIAA shall redeem Units in the Account upon the receipt, directly or indirectly, of orders therefor. TIAA shall compute the number of Units to be redeemed in the case of an order for a dollar amount of Units at the accumulation unit value for the Account. TIAA will take reasonable steps to ensure that the custodian of the Account pays all amounts due from the Account in order to satisfy the redemption of Units.

(iii) Registering Ownership of Contracts and Units. TIAA shall maintain the official records of the ownership of the Contracts and Units and shall register the transfer of ownership of Contracts and Units.

(iv) Beneficiaries. TIAA shall maintain records of beneficiary designations by Contract Owners.

(b)	Premium, Distribution and Tax Services

(i) Receiving and Allocating Premiums. TIAA shall receive premiums on behalf of the Account and shall allocate such premiums according to the instructions of Contract Owners for the purchase of Units. TIAA shall maintain records of Contract Owner premium instructions and process changes to such instructions.

(ii) Withdrawal Requests. TIAA shall process withdrawal requests and pay amounts withdrawn from the Account. With regard to each withdrawal request, TIAA shall instruct the custodian of the Account to fund such payments.

(iii) Annuity Payments. TIAA shall calculate and make all annuity payments on behalf of the Account. TIAA shall instruct the custodian of the Account to fund such payments.

(iv) Death Benefits. TIAA shall process claims for death benefits under the Contracts and pay death benefits to Contract Owner beneficiaries.

(v) Tax Reporting and Withholding. VA-1 appoints TIAA as its agent for federal and state tax reporting and withholding with regard to all payments made to Contract Owners and beneficiaries. TIAA shall be responsible for providing, if needed, all tax reporting and withholding services for VA-1.

(c)	Contract Owner Communications

(i) Account Statements. TIAA shall provide Contract Owners with quarterly and annual account statements detailing their positions (e.g., number of Units in the Account) and all transactions in the account since the prior statement. TIAA shall be responsible for preparing, printing and mailing such reports or providing such reports by electronic means when permissible.

(ii) Contract Owner and Management Committee Meetings. TIAA shall provide all services necessary for scheduling, planning agendas for, and conducting any meetings of the Management Committee as well as proxy or other meetings of Contract Owners (including preparing and distributing VA-1’s proxy statements (if any) and establishing processes for Contract Owners to vote their proxies).

(iii) Other Communications and Reports. TIAA shall prepare and distribute (or make available) to Contract Owners all required reports and communications related to VA-1, including prospectuses, statements of additional information, semi-annual and annual shareholder reports, portfolio holding disclosures, proxy voting policies and procedures, and notices regarding tax elections.

(iv) Electronic Communications. TIAA shall provide electronic means for Contract Owners to obtain current information regarding their accumulations under the Contracts and when practical to conduct transactions contemplated by this Agreement through the Internet or automated telephone systems (“ATS”).

(v) Contract Owner Relations and Complaints. TIAA shall (i) provide means for Contract Owners to communicate with TIAA regarding matters relating to VA-1, including: reports, premium collections, withdrawal and transfer requests, and Contract Owner account adjustments and other matters and (ii) implement procedures regarding the receipt, handling, and coordination of Contract Owner complaints relating to VA-1 (in each case other than communications or complaints related to Distribution-Related Services).

(vi) Counseling. To the extent not required to be provided by a broker-dealer or investment adviser under applicable law, regulation, or self regulatory organization (“SRO”)

rule or requirement, TIAA shall provide counseling to Contract owners and their families concerning retirement plans and other measures of security.

(d)	Accounting, Actuarial and Audit Services

(i) Accounting. To the extent not provided pursuant to the Investment Management Agreement, TIAA shall maintain ledgers and other accounting records for VA-1 and the Account. In addition, TIAA shall obtain or provide accounting services necessary for the operation and administration of VA-1, including coordinating, supervising, directing and/or recommending such accountants on a day-to-day basis.

(ii) Actuarial Services. TIAA shall provide all actuarial services necessary for the operation of VA-1.

(iii) Financial Reporting and Audit Services. TIAA shall provide all financial reporting and independent audit services necessary for the operation of VA-1.

(e)	Legal and Compliance Services

(i) Legal Services. TIAA shall obtain or provide legal services necessary for the operation and administration of VA-1, including coordinating, supervising, directing, and/or recommending such counsel on a day-to-day basis.

(ii) Prospectus. TIAA shall prepare and have filed on behalf of VA-1 the Registration Statement and all amendments thereto (including the Prospectus and all Prospectus supplements) required under the Federal Securities Laws (as defined in the Agreement) or otherwise appropriate.

(iii) Compliance Functions. TIAA shall institute and maintain on behalf of VA-1 a regulatory compliance program reasonably designed to satisfy all applicable state and federal legal or regulatory obligations of VA-1. TIAA generally will monitor VA-1’s compliance with the Federal Securities Laws (as defined in the Agreement), state securities and insurance laws, the IRC and ERISA.

(iv) Regulatory Reporting. TIAA shall prepare and file all regulatory reports and other required or appropriate filings with the SEC, state “blue sky” authorities, and state insurance departments or other applicable regulatory authorities.

(v) Organizational Records. TIAA shall maintain initial and ongoing organizational records not otherwise maintained or required to be maintained by VA-1’s custodian(s), distributor, or investment manager.

 (f) Staffing, Systems, Facilities, and Premises. TIAA shall develop, acquire, maintain, hire or rent, as applicable, the personnel, systems, facilities and premises reasonably necessary to perform the Administrative Services, including:

(i) Personnel. TIAA shall provide appropriately qualified personnel to perform the Administrative Services, including executive, managerial, professional, operational and clerical staff.

(ii) Systems. TIAA shall provide the data processing, communications (telephone, email and Internet, and/or other media) and other operational systems necessary for VA-1’s operations including appropriate business continuity programs and arrangements.

(iii) Facilities and Premises. TIAA shall provide adequate office space, fixtures, furniture, plants and equipment and related services in order to perform the Administrative Services.

(iv) Insurance. Subject to approval by the Management Committee, TIAA shall obtain appropriate insurance for VA-1, as required under the 1940 Act, and addressing the Administrative Services. Such insurance shall include, but not be limited to, directors and officers liability insurance, errors and omissions insurance, property and casualty insurance, and applicable financial institutions bonds. Any joint insurance arrangement shall be subject to the annual review and approval by the Management Committee.

Schedule B

DELEGATED DUTIES

Consistent with the services provided by Teachers Insurance and Annuity Association of America (“TIAA”) and with respect to the beneficial ownership of interests in VA-1 for which TIAA maintains the applicable participant information, TIAA shall:

1. Screen all new accounts and account registration maintenance transactions against a database of individuals, entities and countries subject to economic sanction programs implemented by the U.S. Treasury’s Office of Foreign Assets Control (“OFAC”) as well as against such other lists or databases of individuals, entities or countries, including any list of known or suspected terrorists or terrorist organizations, with whom financial dealings are prohibited or restricted as may be published from time to time by applicable regulatory or governmental authorities (collectively, the “Required Lists”).

2. Screen all account registrations against any change or update to the Required Lists.

3. Screen all payment transactions against the Required Lists.

4. Implement a suspicious activity detection program on behalf of VA-1 reasonably designed to identify transactions that may involve money laundering, terrorism financing or other illegal activities.

5. Determine when a suspicious activity report (“SAR”) should be filed, in accordance with the Anti-Money Laundering Program, prepare a draft of the SAR, seek VA-1 comment and any necessary VA-1signatures, and file the SAR.

6. Maintain copies of each SAR and all supporting documentation for a period of at least 5 years from the date of the SAR’s filing.

7. Comply with the provisions of the Anti-Money Laundering Program and applicable laws, rules, regulations and interpretations regarding the confidentiality of filed or contemplated SARs and the contents thereof.

8. If applicable, prepare, seek VA-1 comment and any necessary VA-1 signatures, and file Form 8300 (“8300”) for each transaction involving currency or cash equivalents in an amount of aggregating more than $10,000 over a rolling one-year period (any currency transaction would be in violation of VA-1’s policy) on behalf of VA-1.

9. Compare account information to any FinCEN request received by VA-1 and provided to TIAA pursuant to USA PATRIOT Act Sec. 314(a). Respond to requests under USA PATRIOT Act Sec. 314(a) within required time frames. Prepare and file any necessary information sharing notices on behalf of itself and VA-1 under USA PATRIOT Act Sec. 314(b).

10. Collect and maintain the required elements of identity information pursuant to USA PATRIOT Act Section 326.

11. Verify identity, pursuant to the requirements of VA-1’s customer identification program (“CIP”), of persons opening accounts with VA-1 within a reasonable time before or after opening the account.

12. Maintain records of the information used to verify the person’s identity pursuant to the requirements of VA-1’s CIP for at least 5 years after each customer account is closed.

13. Submit all required reports in connection with matches to names on Required Lists with applicable regulatory authorities including OFAC.

14. In the event that TIAA detects activity as a result of the foregoing procedures that may necessitate the filing of an SAR, 8300 or other report or notice related to the Anti-Money Laundering Program with the Financial Crimes Enforcement Network, OFAC or other regulatory agency, TIAA shall immediately notify VA-1 unless prohibited by applicable Law.

15. Implement a comprehensive anti-money laundering training and education program as a part of the Anti-Money Laundering Program established in compliance with USA PATRIOT Act Section 352 and maintain adequate records regarding training program attendance and the subject matter and content of training programs.

16. Implement a program of independent testing for compliance with the Anti-Money Laundering Program and applicable laws and regulation, subject to the oversight of VA-1’s Chief Compliance Officer.

17. Provide such certifications as may reasonably be requested by VA-1 from time to time regarding the implementation of the Anti-Money Laundering Program and the performance of the duties delegated to TIAA hereunder.